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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 10 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 33-73498 and 811-8252, respectively) of our report dated December 11, 1998 on our audit of the financial statements and financial highlights of Warburg, Pincus Emerging Markets Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1998 and for the respective periods then ended. We also consent to the reference of our firm under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 8, 1999